FOR IMMEDIATE RELEASE

JMAR GRANTED $400K ADDITIONAL FUNDING
TO SUPPORT DMEA SEMICONDUCTOR OPERATIONS

SAN DIEGO, California (December 27, 2005) – JMAR Technologies, Inc. (NASDAQ: JMAR), announced that its Microelectronics Division has been awarded additional funding under an existing Letter Subcontract from General Dynamics Advanced Information Systems (GDAIS) in the amount of $400,000. Under the terms of this subcontract, JMAR will continue to enhance and maintain the semiconductor fabrication processes installed at the Defense Microelectronics Activity’s Advanced Reconfigurable Manufacturing for Semiconductors (ARMS) foundry in Sacramento, California.

GDAIS, a prime contractor for the Defense Microelectronics Activity (DMEA), issued JMAR this subcontract as a Department of Defense (DOD) Advanced Technology Support Program (ATSP) element. The subcontract, originally issued in February, 2005, extends through February, 2006 when negotiations for a new contract are scheduled. This extension brings the total subcontract amount to
$2.3 million.

“This contract extension marks a continuation of the strong, productive relationship between JMAR and both General Dynamics and the DMEA. Our Microelectronics team remains fully committed to sustaining and improving the ARMS foundry in accordance with the DMEA vision,” said Ronald A. Walrod, JMAR’s President and Chief Executive Officer.

Under a contract awarded by GDAIS in 1998, JMAR supported the DMEA in the design, construction and commissioning of the ARMS foundry, and since then has played a key role in the installation and implementation of that foundry’s chip fabrication processes. JMAR maintains a semiconductor process engineering, operations and maintenance group adjacent to DMEA’s facility in Sacramento. JMAR will perform the work under this contract on-site.

Mr. Walrod concluded, “JMAR’s semiconductor processing group is unique in its ability to provide the DMEA with the highly specialized, long-term support it needs for the evaluation, selection, installation and implementation of these new semiconductor manufacturing processes. Our support has been instrumental in helping the DMEA fulfill its increasingly vital role in the nation’s defense. We believe that the DMEA’s success will bring with it the possibility of further collaboration and increase the value of the essential services JMAR provides.”

About the DMEA

The DOD established the DMEA to solve the problem of microelectronics obsolescence over the extended lifetime of weapon systems. Its mission and capability is recognized as both unique and critical for the DOD as well as for other branches of the U.S. Government, including NASA, the FAA and the Department of Transportation.

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The DMEA’s advanced technology services and facilities are also available on a dual-use basis to the private sector through Cooperative Research and Development Agreements (CRADA). These agreements position the private sector to use those processes aimed at enhancing the ARMS foundry, for commercial product manufacturing.

About ARMS

The ARMS foundry is a custom integrated circuit prototyping facility responsible for producing critical innovative microcircuits to replace obsolete military system electronics, thereby extending the operational lifetimes of those systems for substantial periods with attendant savings to the U.S. Government. The foundry has more than a hundred engineering and support specialists in order to design and develop analog, digital, and mixed signal integrated circuits and hybrid and multi-chip module products.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out research and development for the U.S. Defense Advanced Research Projects Agency (DARPA) and support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its Britelight™ Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and its X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale. JMAR also develops, manufactures and markets its BioSentry™ microorganism early warning system and maintains a strategic alliance for the production of the READ chemical sensor for homeland security, environmental and utility infrastructure industries.

Contacts:

JMAR Technologies, Inc.	The Investor Relations Group

Dennis E. Valentine Chief Financial Officer Phone: 760-602-3292	John Nesbett/Erika Moran IR/Media Relations Phone: 212-825-3210

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-Q for the quarter ended September 30, 2005 and its Form 8-K filed on March 30, 2005 with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.